State of Delaware
Secretary of State
Division of Corporations
Delivered 06:44 PM 07/15/2016
FILED 06:44 PM 07/15/2016
SR 20164940296 - File Number 3726615

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

GenSpera, Inc., a corporation organized under the laws of the State of Delaware (hereinafter called the "**Corporation**"), does hereby certify as follows:

1. The name of the Corporation is GenSpera, Inc.

2. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation.

3. Article 1 of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

ARTICLE I

The name of this Corporation is Inspyr Therapeutics, Inc. (this "Corporation").

4. This Certificate of Amendment of Amended and Restated Certificate of Incorporation shall be effective as of August 1, 2016 and the effective time shall be 5:00 p.m., Eastern Time.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the corporation on July 15, 2016.

GenSpera, Inc.
a Delaware Corporation

By:____________________
Name: Russell Richerson, PhD
Title: Chief Executive Officer, Chief Financial Officer